UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[DATE]

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 annual meeting of shareholders of Gas Natural Inc. on July 30, 2014 at 10:00 A.M. Eastern Standard Time at Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors, the ratification of the appointment of our independent auditors for 2014 and the advisory approval of the 2013 executive compensation.

In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Gas Natural, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Gregory J. Osborne
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held on July 30, 2014

To the Shareholders of Gas Natural Inc.:

The annual meeting of shareholders of Gas Natural Inc., an Ohio corporation, will be held on July 30, 2014, at 10:00 A.M. Eastern Standard Time at Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077, for the following purposes:

1.	To elect eight directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified,

2.	To ratify the appointment of MaloneBailey LLP as our independent auditor for the year ending December 31, 2014,

3.	To approve, on an advisory basis, the compensation of our named executive officers for 2013,

4.	To approve an amendment to our articles of incorporation to increase the number of authorized common shares from 15,000,000 to 30,000,000 shares, and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on June 2, 2014 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Rebecca Howell
Corporate Secretary

GAS NATURAL INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 30, 2014: This proxy statement and our annual report for the year ending December 31, 2013 are available on our website at http://proxy.egas.net.

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2014 annual meeting of shareholders to be held on July 30, 2014, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying president’s letter, notice and proxy card, together with our annual report to shareholders for the year ended December 31, 2013, are being sent to our shareholders beginning on or about [DATE].

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:	Our 2014 annual meeting of shareholders will be held on July 30, 2014, at 10:00 A.M. Eastern Standard Time at Lake Erie College, Garfield Building, 391 W. Washington Street, Painesville, Ohio 44077.

Q:	What are shareholders voting on?

A:	Proposal 1 — Election of eight directors (W.E. “Gene” Argo, Wade F. Brooksby, Richard K. Greaves, John R. “Jack” Male, Gregory J. Osborne, Thomas J. Smith, James E. Sprague and Michael T. Victor),

Proposal 2 — Ratification of the appointment of MaloneBailey LLP as our independent auditor for the year ending December 31, 2014,

Proposal 3 — Approval of the advisory resolution on executive compensation, and

Proposal 4 — Approval of an amendment to our articles of incorporation to increase the number of authorized common shares from 15,000,000 to 30,000,000 shares.

If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Gregory J. Osborne or James E. Sprague to vote on any additional proposal.

Q:	Who is entitled to vote?

A:	Our record date is June 2, 2014. Only holders of our common stock as of the close of business on June 2, 2014 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by:

•	notifying our secretary,

•	voting in person, or

•	returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Gregory J. Osborne or James E. Sprague will vote FOR proposals 1, 2, 3 and 4 on your behalf.

Q:	Who will count the vote?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from Computershare will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What is a quorum and what effect do abstentions and broker non-votes have on the voting on the proposals above?

A:	As of the record date, [10,487,511] shares of our common stock were outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will not count as votes cast in the election of directors, in the vote on ratifying the appointment of our independent registered public accounting firm, or on the advisory vote relating to our executive compensation program. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting. However, abstentions and broker non-votes will have the same effect as a vote against proposal four approving the amendment of the articles of incorporation to increase the number of shares of authorized common stock.

Q:	What is the effect, if any, of the approval, or lack thereof, of Proposal 3, which is advisory?

A:	Because the vote on Proposal 3 is advisory, it will not be binding on us or our board. However, the compensation committee will take into account the outcome of the vote on Proposal 3 when considering future executive compensation arrangements.

Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, June 2, 2014, can attend.

Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 374,553 shares, or 3.6% of the common stock entitled to vote at the annual meeting. Our directors and executive officers have indicated their intent to vote all of their shares of our common stock FOR the approval of proposals 1, 2, 3 and 4. (Please see “Security Ownership of Principal Shareholders and Management” beginning on page 29 for more details.)

Q:	When is a shareholder proposal due for the next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by December 31, 2014, to Rebecca Howell, Corporate Secretary, Gas Natural Inc., 8500 Station Street, Suite 100, Mentor, OH 44060, and must be in accordance with the requirements of our code of regulations and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (Please see “Shareholders Proposals” beginning on page 39 for more details.)

Q:	How do I nominate someone to be a director of Gas Natural?

A:	Any shareholder may recommend any person as a nominee for director by writing to Rebecca Howell, Corporate Secretary, Gas Natural Inc., 8500 Station Street, Suite 100, Mentor, OH 44060. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.egas.net. Recommendations for directors by shareholders for next year’s annual meeting must be received no earlier than April 1, 2015, and no later than May 31, 2015, and nominations must be in accordance with the requirements of our code of regulations.

Q:	Who pays for the solicitation expenses?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Gas Natural.

In addition, we have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies and to assist in the distribution of proxy materials. In connection with its retention by Gas Natural, D.F. King has agreed to provide consulting and analytical services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gas Natural common stock beneficially owned by others to forward to these beneficial owners. Gas Natural may reimburse persons representing beneficial owners of Gas Natural common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means.

PROPOSAL 1 — ELECTION OF DIRECTORS

At this annual meeting, eight directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are W.E. “Gene” Argo, Wade F. Brooksby, Richard K. Greaves, John R. “Jack” Male, Gregory J. Osborne, Thomas J. Smith, James E. Sprague and Michael T. Victor. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to serve or for good reason will not serve, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for this substitute nominee.

The eight nominees who receive the most votes will be elected directors.

The board of directors recommends that you vote FOR Mr. Argo, Mr. Brooksby, Mr. Greaves, Mr. Male, Mr. Osborne, Mr. Smith, Mr. Sprague and Mr. Victor.

THE BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one-year term was recommended by the governance and nominating committee and approved by the board. The committee did not nominate Mr. Richard M. Osborne for re-election to the board, and Mr. Osborne voted against the director nominees listed below.

Name	Age	Position	Director Since
W.E. “Gene” Argo	72	Director	2002
Wade F. Brooksby	68	Director	2010
Richard K. Greaves	43	Director	2013
John R. “Jack” Male	66	Director	2010
Gregory J. Osborne	35	Director President and Chief Executive Officer	2009
Thomas J. Smith	70	Director	2003
James E. Sprague	53	Director Nominee	—
Michael T. Victor	52	Director	2008

W. E. “Gene” Argo, 72, has been a director since 2002, was appointed vice chairman of the board in January 2013 and chairman in May 2014. He retired in 2004 as the president and general manager of Midwest Energy, Inc., the largest gas and electric utility in Kansas, in which capacity he had served since 1992. Over the course of Mr. Argo’s long tenure on our board, he has developed a detailed knowledge and understanding of Gas Natural and he provides our board with continuity that contributes to our long term success. His past experience in energy and utility related industries also imparts insight into our industry.

Wade F. Brooksby, 68, joined the board in 2010. His extensive background includes various executive management positions in public and private companies with his career beginning as a public accountant with then PriceWaterhouse & Co. Mr. Brooksby has served as chief executive officer, chief financial officer and consultant to energy exploration, production and marketing companies, and from 2004 through 2006 he served as chief financial officer of Gas Natural’s wholly-owned and largest subsidiary, Energy West, Incorporated. From 2006 through 2009 he served as vice president, chief financial officer and a director of InNexus Biotechnology Inc., a publicly-held drug development company. In 2008 and 2009 he also served as a director of Zila, Inc., a publicly-held biotechnology company specializing in dental diagnostic equipment. We believe Mr. Brooksby’s financial expertise and extensive industry experience enable him to make consistently strong and dependable contributions to the board.

Richard K. Greaves, 43, has served as a director since July 2013. Mr. Greaves is a Certified Public Accountant and has been in private practice since 2011 providing accounting, tax preparation, tax planning and business consulting services to individuals and corporations. Mr. Greaves is also President and Chief Financial Officer of RGP LLC, a firm specializing in acquiring, rehabilitating and leasing residential real estate in Lake and Cuyahoga County, Ohio. Mr. Greaves joined Ernst & Young LLP in Cleveland, Ohio in 1993, where he served as a partner from 2008 to 2011, focusing on accounting and financial reporting for both private and public companies in the manufacturing, consumer products and distribution industries. Mr. Greaves is a member of the American Institute of Certified Public Accountants and Ohio Society of CPA’s. In 2011, Mr. Greaves paid a fine and served a brief jail term after he pled guilty to a charge of simple assault, a misdemeanor of the first degree. Mr. Greaves’ substantial experience in accounting, finance and SEC rules and regulations is highly beneficial to the company.

John R. “Jack” Male, 66, joined the board in 2010. He previously served as chairman and chief executive officer of PVF Capital Corp., a publicly-traded bank holding company for Park View Federal Savings Bank in Solon, Ohio, where he had worked since 1971. He was named president and chief executive officer of Park View Federal Savings Bank in 1986 and president and chief executive officer of PVF Capital Corp. upon its organization in 1994. He retired from these positions in 2009. He currently serves on the Board of Trustees of Geauga Hospital, and has served as a trustee for various charitable organizations. Mr. Male’s substantial experience in finance and accounting and as chairman and chief executive officer of a publicly-traded bank holding company are highly beneficial to Gas Natural.

Gregory J. Osborne, 35, has served as a director since September 2009, was appointed president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary, in February 2012, was appointed Gas Natural’s president and chief operating officer in November 2013 and subsequently appointed chief executive officer in May 2014. He previously served as president, chief operating officer and a director of John D. Oil and Gas Company (JDOG), a publicly-held oil and gas exploration company, from 2006 until January 2012. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG in connection with an action brought by one of the company’s creditors. In January 2012, JDOG filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceeding is currently ongoing. From 2003 until joining JDOG, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by us in January 2010. From April 2009 to September 2010, he was director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, our former chairman and chief executive officer. Gregory Osborne’s managerial experience and service on the boards of various energy related companies provides our board with a wide range of industry specific knowledge.

Thomas J. Smith, 70, has served as a director since December 2003 and our vice president and chief financial officer from November 2007 to May 2014. He also served as our interim president from August 2007 to November 2007. From 1998 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio, of which he remains a director. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG in connection with an action brought by one of the company’s creditors. In January 2012, JDOG filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceeding is currently ongoing. He previously served as president of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. From December 2006 to September 2010, he was also a director of Corning Natural Gas Corporation, a publicly-held utility company in Corning, New York. From November 2009 to April 2010, he was a director of PVF Capital Corp., a publicly-held bank holding company for Park View Federal Savings Bank in Solon, Ohio. Mr. Smith’s financial and disclosure experience gained as the chief financial officer of publicly-held companies, including Gas Natural, as well as his experience as a director of energy and utility related companies provides extensive specialized knowledge and expertise to our board.

James E. Sprague, 53, was appointed our vice president and chief financial officer on May 1, 2014 upon departing as a Managing Partner with Walthall, Drake & Wallace LLP CPAs, an accounting firm, in Cleveland, Ohio. Mr. Sprague joined Walthall in 1987, was admitted as a partner in 1994, and has specialized in accounting and financial reporting for both private and public companies in the oil and gas industry. Mr. Sprague has previously served as member of our board of directors from 2006 until 2010. He is a certified public accountant and received a BS degree in Accounting from Bowling Green State University in 1982. Mr. Sprague’s substantial experience in accounting, finance and SEC rules and regulations as well as his current role as chief financial officer of Gas Natural is highly beneficial to our board.

Michael T. Victor, J.D., L.L.D., 52, has served as a director since December 2008. Since 2006, he has been the president of Lake Erie College, a private liberal arts college located in Painesville, Ohio. From 1988 through 2000, he served as the CEO of Pyramid Industries Inc., a national manufacturer of telecom conduit systems. From 2002 through 2005, he served as dean of the Walker School of Business, Communication and Hotel, Restaurant and Institutional Management at Mercyhurst College, a private liberal arts college located in Erie, Pennsylvania. Since 2005 Mr. Victor has served as the chair of Fralo Industries. Mr. Victor also serves as a trustee of the Ohio Foundation of Independent Colleges and Universities. Mr. Victor’s executive and managerial roles in academia enable him to add a unique perspective and insight to our board’s discussions.

Richard M. Osborne, 67, joined the board as a director in 2003 and served as chairman of the board from 2005 to May 2014 and chief executive officer from November 2007 to May 2014. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. Since 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. From 2006 to February 2009 he was a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York and from September 2008 to January 2009 he was a director of PVF Capital Corp., a publicly-held holding company for Park View Federal Savings Bank in Solon, Ohio. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG and Great Plains Exploration, LLC and Oz Gas, Ltd., companies owned by the Richard M. Osborne Trust (Osborne Trust), of which Mr. Osborne is trustee, in connection with an action brought by one of the companies’ creditors. In January and February 2012, Great Plains Exploration, Oz Gas and JDOG filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceedings are ongoing. The board did not nominate Mr. Osborne and he is not standing for re-election to the board at the 2014 annual meeting.

Director Independence

The board of directors has determined and confirmed that each of Messrs. Argo, Brooksby, Greaves, Male and Victor do not have a material relationship with Gas Natural that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE MKT.

Board Leadership Structure

Our board has no formal policy on whether the same person should simultaneously serve and chairman of the board and chief executive officer. This approach allows the board to elect the most qualified director to serve as chairman, while preserving the flexibility to separate the chairman and CEO roles when necessary. Gene Argo, a long term independent member of our board, is well qualified to provide strong board leadership as chairman, allowing our chief executive officer, Gregory J. Osborne, to focus his efforts on the day to day management of the company. Our independent directors meet on a regular basis in connection with committee service and as a whole. These sessions provide a balance between the different perspectives of the independent directors and the management directors and maintain proper independent oversight of management.

Our board of directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to corporate governance practices that the board and senior management believe promote our corporate purposes, are sound and represent best practices. We continually review these governance practices to make sure we comply with state and Federal laws. Our board of directors oversees all business, property and affairs of Gas Natural. Our officers keep the members of the board informed of our business through discussions at board meetings and by providing them with reports and other materials.

Role of the Board in Risk Oversight

Although management is responsible for the day-to-day management of the risks that the company faces, our board has broad oversight responsibility for our risk management programs. In this oversight role, the board takes steps to satisfy itself that the risk management processes and risk mitigation strategies designed and implemented by our management team are functioning and effective. A management risk assessment committee, including our chief financial and chief executive officers, meets weekly to assess any significant or potentially significant operational, financial, legal, regulatory and other risks to the company, particularly the company’s risk exposure related to the price of natural gas. Our board typically meets monthly, and management, including our chief executive officer and chief financial officer, reports on significant or potentially significant risks identified by management for the board’s consideration and evaluation. A risk that is particularly relevant to a specific board committee is first presented to that committee for evaluation. After the committee evaluates the risk, the committee chairman then reports on the discussion to the full board for further consideration if necessary. For example, a risk relating to our financial reporting process would be evaluated initially by our audit committee and then communicated by the audit committee chairman to the full board. In addition, our board consults with outside consultants, such as the company’s legal counsel or accountants, regarding various areas of potential risk and the steps management has taken to minimize these risks.

Meetings of the Board of Directors

Gas Natural holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.

The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management.

The board of directors met for eleven regular meetings and acted by written consent five times in 2013. All current members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2013. Gas Natural strongly encourages members of the board to attend the annual meeting. Six of our eight directors attended the 2013 annual meeting of shareholders held on June 26, 2013, either in person or by telephone.

Director Compensation

From January through May 2013, we paid each board member of fee of $3,500 for each board meeting. In July 2013, upon the recommendation of the compensation committee and the approval of our board of directors, we increased the fees paid to each member to $4,200 for each board meeting. In April 2014, we increased the fees paid to each member to $5,000 for each board meeting in addition to a grant of 2,000 shares of our common stock for 2013 and 2,000 shares of our common stock for 2014. These shares were granted to our directors in 2014. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.

The following table summarizes information with respect to the compensation paid to our directors during 2013. The table does not include Thomas J. Smith and Richard M. Osborne, each of whom served as an executive officer until May 2014 and Gregory J. Osborne who currently serves as our president and chief executive officer. The compensation of these executive officers is disclosed with the other executive officers beginning on page 24.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
W.E. “Gene” Argo	$49,700	—	—	$49,700
Wade F. Brooksby	$49,700	—	—	$49,700
Nicholas U. Fedeli(1)	$21,000	—	—	$21,000
Richard K. Greaves(2)	$25,200	—	—	$25,200
John R. “Jack” Male	$49,700	—	—	$49,700
Michael T. Victor	$49,700	—	—	$49,700

(1)	Fees paid to Mr. Fedeli from January through June 2013.
(2)	Fees paid to Mr. Greaves from July through December 2013.

Committees of the Board of Directors

Compensation Committee. The compensation committee is composed of Mr. Argo, the committee’s chairman, Mr. Victor and Mr. Greaves. The board of directors has determined that all committee members are independent pursuant to applicable law and regulations and the listing standards of NYSE MKT. The compensation committee has the responsibility for recommending to the board of directors the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The compensation committee, with the input of our chief executive officer, recommends a compensation package to the board of directors for each of our other executive officers. The compensation package is intended to place the executive officer within the range targeted by the compensation committee for the executive officer’s position. In addition, the compensation committee reviews any awards of stock options and incentive compensation to our executive officers and employees. For 2013, the compensation committee approved a base salary in the amount of $250,000 per year for Richard M. Osborne, our former chairman and chief executive officer. The compensation committee also approved a base salary for Thomas J. Smith, our former vice president and chief financial officer, for his service as our vice president and chief financial officer. In addition, the compensation committee approved cash bonuses to Kevin J. Degenstein, our former president and chief operating officer, and Mr. Smith, in the amounts of $21,000 and $20,100, based on their individual contributions to the company and the overall performance of the company. Mr. Degenstein’s bonus was recommended by Mr. Osborne and the bonus of Mr. Smith was recommended by Mr. Osborne with input from Mr. Degenstein. The compensation committee also recommends director compensation for our board. The compensation committee met twice in 2013. Our compensation committee has a written charter which is available on our website at www.egas.net.

Governance and Nominating Committee. The committee is comprised of Mr. Argo, the chairman, Mr. Victor and Mr. Male. The committee performs its duties in accordance with the governance and nominating committee charter, available on our website at www.egas.net. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met once during 2013.

The board of directors has determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of the NYSE MKT.

Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 15.

Nomination of Candidates for Director

Nomination by Nominating Committee. With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under NYSE MKT listing standards and experience that creates value for the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Although we do not have a formal policy of considering diversity in identifying nominees, we seek to maintain a board of directors with a diversity of experience, background, skills, and education. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our code of regulations.

Nomination by Shareholder. In order for a shareholder to propose director nominations at our 2015 annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Gas Natural at our principal executive offices no earlier than April 1, 2015, and no later than May 31, 2015. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice:

•	the name and record address of the shareholder,

•	the number of shares of our common stock beneficially owned by the shareholder,

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Shareholder Communications with Directors

Any of Gas Natural’s directors may be contacted in writing in care of Gas Natural Inc., 8500 Station Street, Suite 100, Mentor,

OH 44060. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.

Code of Ethics

Gas Natural has adopted a corporate code of business conduct that applies to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws, rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.

A copy of the code is available on our website at www.egas.net. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions will be promptly disclosed to our shareholders.

PROPOSAL 2 — RATIFICATION OF

MALONEBAILEY LLC AS OUR INDEPENDENT AUDITOR

Our audit committee has selected MaloneBailey LLP as our independent auditor for the year ending December 31, 2014. Although our code of regulations do not require the selection of our independent auditor to be submitted to shareholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of MaloneBailey are expected to attend the annual meeting to answer appropriate questions and make statements if they desire.

We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify MaloneBailey as our independent accountants for the year ending December 31, 2014. Although shareholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of MaloneBailey as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of MaloneBailey. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our shareholders.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The audit committee and the board of directors recommend that you vote FOR the ratification of MaloneBailey as our independent auditors for the year ending December 31, 2014.

Principal Accountant Firm Fees and Services

On December 16, 2013, our independent accountants, ParenteBeard LLC, resigned, and on December 27, 2013 we engaged MaloneBailey LLP to serve as the company’s independent accountants.

Principal Accountant Firm Fees and Services. The following is a summary of the aggregate fees billed to us for the year ended December 31, 2013 by our independent registered public accountant, MaloneBailey, and their affiliates.

Year ended December 31, 2013
Audit Fees	$277,076
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—

Total	$277,076

The following is a summary of the aggregate fees billed to us for the years ended December 31, 2012 and December 31, 2013 by our former independent registered public accountant, ParenteBeard, and their affiliates.

	Year ended December 31, 2012	Year ended December 31, 2013
Audit Fees	$473,893	$280,757
Audit-Related Fees	—	—
Tax Fees	53,500	76,472
All Other Fees	—	—

Total	$527,393	$357,229

Audit Fees. These fees are for professional services rendered by MaloneBailey or ParenteBeard, as applicable, for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Tax Fees. These are fees for professional services rendered by ParenteBeard with respect to advisory services related to the preparation of income tax returns.

Pursuant to the written charter of our audit committee, the committee must pre-approve all audit and non-audit services provided by our independent auditors. The audit committee pre-approved all services provided by MaloneBailey and ParenteBeard and authorized us to pay the fees billed to us by MaloneBailey in 2013 and ParenteBeard in 2012 and 2013.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.egas.net. The audit committee is directly responsible for the appointment of Gas Natural’s independent public accounting firm and is charged with reviewing and approving all services performed for Gas Natural by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Gas Natural in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Gas Natural regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

The audit committee met six times in 2013. The audit committee is currently comprised of Mr. Brooksby, the committee’s chairman, Mr. Greaves, Mr. Male and Mr. Victor. The audit committee’s current composition satisfies the regulations of the NYSE MKT governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE MKT listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Brooksby and Mr. Greaves are “audit committee financial experts” under applicable SEC rules through their respective experience as public accountants and Mr. Brooksby’s experience as the former principal financial officer of Gas Natural’s subsidiary, Energy West, Incorporated, and InNexus Biotechnology Inc. In addition, Mr. Brooksby and Mr. Greaves are deemed to be “financially sophisticated” under applicable NYSE MKT rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and MaloneBailey LLP, our independent accounting firm. The audit committee also discussed with MaloneBailey the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with MaloneBailey, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (1) the audit committee’s reviews and discussions with management and MaloneBailey, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of opinion from MaloneBailey dated March 31, 2014, stating that the Gas Natural financial statements for the year ended December 31, 2013 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE

WADE F. BROOKSBY, CHAIRMAN

RICHARD K. GREAVES

JOHN R. MALE

MICHAEL T. VICTOR

PROPOSAL 3 — ADVISORY RESOLUTION

ON EXECUTIVE COMPENSATION

Background of the Proposal

In accordance with Section 14A of the Exchange Act, we are asking you to approve a non-binding, advisory resolution on the compensation of our named executive officers for 2013 as described in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Executive Compensation” beginning on page 24 (commonly referred to as the “Say on Pay Proposal”). The Say on Pay Proposal gives shareholders an opportunity to express their views regarding the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Say on Pay Proposal

Our executive compensation programs are designed to attract, retain, and motivate talented executives, reward performance, and keep the interests of our executives aligned with our long-term objectives. The compensation committee of our board of directors recommends to the board the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Please read the “Executive Compensation” section beginning on page 24 of this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2013.

We are asking our shareholders to approve the following non-binding, advisory resolution at the annual meeting:

“RESOLVED, that the compensation paid to Gas Natural Inc.’s named executive officers for the year ended December 31, 2013, as disclosed pursuant to Item 402 of Regulation S-K in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Executive Compensation,” be and hereby is APPROVED.”

We need the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at this meeting in order to ratify this resolution.

Your vote on this Proposal 3 is advisory and is not binding on us, our board of directors or the compensation committee. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. However, our board values input from our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The compensation committee and the board of directors recommend that you vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 4 — INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMPANY COMMON STOCK

The board of directors proposes and recommends the approval of an amendment to Gas Natural’s articles of incorporation to increase the number of authorized shares of common stock, par value $0.15 per share, from 15.0 million shares presently authorized to 30.0 million shares. Accordingly, the board proposes to amend Article IV of the company’s articles of incorporation to read in its entirety as follows:

“The total authorized number of shares of this Corporation is 31,500,000, of which 30,000,000 shall be shares of Common Stock of the par value of $0.15 each and of which 1,500,000 shall be shares of preferred stock of the par value of $0.15 each. The shares of Preferred Stock may be issued from time to time by the Board of Directors in one or more series with such designations, relative rights, preferences, limitations, dividend rates, redemption process, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the Board of Directors may establish, fix and determine. The holders of shares of Common Stock shall have one vote for each share of Common Stock held on each matter submitted to the holders of shares of Common Stock.”

The board has determined that the proposal to increase the number of shares of authorized stock is desirable and in our shareholders’ best interest because it would provide Gas Natural with the ability to support our present capital needs and future anticipated growth and would provide us with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, acquisitions, stock dividends, issuances under stock incentive plans and other corporate purposes. The availability of additional shares of stock would permit us to proceed with certain of these actions without the delay and expense associated with holding a special meeting of shareholders to obtain shareholder approval each time an opportunity arises that would require the issuance of shares of our common stock.

The additional shares of stock would be identical in all respects to the shares of our common stock now authorized, including, without limitation, the same par value, the same voting rights, and the same rights to dividends and other distributions. The proposed amendment would not change the terms of our common stock nor would it affect the rights of the holders of currently issued and outstanding shares of our stock. If this proposal is approved, the additional shares of our common stock may be issued from time to time upon authorization of our board, without further approval by our shareholders, unless otherwise required by applicable law, and for the consideration that our board may determine is appropriate and as may be permitted by applicable law. The authorization of the additional shares of our common stock sought by this proposal would not have any immediately dilutive effect on the proportionate voting power or other rights of our existing shareholders. To the extent that the additional authorized shares of our stock are issued in the future, however, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing shareholders. Gas Natural has no present intention to issue any additional common stock in connection with any exchange, merger, consolidation, acquisition or similar transaction.

This proposal is not being made in response to any hostile attempts by any third party to obtain control of the company but the availability for issuance of additional shares of common stock could enable our board to make more difficult or discourage an attempt to obtain control of Gas Natural. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, diluting the interest of a party attempting to obtain control of the company and deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by our board. As a result, authorizing additional common shares may adversely impact shareholders who desire a change in management and/or the board or to participate in a tender offer or other sale transaction involving a change in control of Gas Natural.

As of June 2, 2014, of the 15,000,000 shares of common stock presently authorized, a total of [10,487,511] shares were issued and outstanding and no shares were held in the Company’s treasury. In addition, 750,000 shares are reserved for issuance under Gas Natural’s 2012 Incentive and Equity Award Plan and the 2012 Non-Employee Director Stock Award Plan. There are currently no shares of preferred stock issued and outstanding.

The affirmative vote of holders of a majority of the outstanding shares of common stock is required for adoption of the proposed amendment to Gas Natural’s articles of incorporation. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. The proposed amendment, if adopted by the shareholders, will become effective on the date on which the certificate of amendment to the company’s articles of incorporation is filed with the Secretary of State of Ohio, which we expect would be shortly after the meeting.

The board of directors unanimously recommends that you vote FOR the approval of this proposal to amend Article IV of our articles of incorporation to increase the number of authorized shares of Gas Natural’s common stock.

EXECUTIVE OFFICERS

Name	Age	Position
Gregory J. Osborne*(1)	35	President, Chief Executive Officer and Director

James E. Sprague*(2)	53	Vice President and Chief Financial Officer

Jed D. Henthorne	54	Vice President of Administration

Donald R. Whiteman(3)	72	Corporate Controller

*	Biographical information for Mr. Osborne and Mr. Sprague can be found under “Board of Directors.”
(1)	Mr. Gregory Osborne was appointed president and chief operating officer on November 20, 2013 and subsequently appointed chief executive officer on May 14, 2014.
(2)	Mr. Sprague was appointed vice president and chief financial officer on May 1, 2014.
(3)	Mr. Whiteman was appointed corporate controller on July 15, 2013.

Jed D. Henthorne, was appointed vice president of administration in 2006 and also serves as the vice president and chief financial officer of our subsidiary, Energy West, Incorporated. He has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.

Donald R. Whiteman, 72, was appointed our corporate controller in July 2013. Mr. Whiteman started his career as the controller of Magnetics International, Inc., a publicly-held manufacturer of industrial products. After Magnetics International was sold in 1985, Mr. Whiteman served as corporate controller for various privately-held companies. From 2004 to 2009, Mr. Whiteman served as corporate controller of 2020 Train Avenue, a wholly-owned subsidiary of OsAir, Inc., which operates as a property developer and manufacturer of industrial gases for pipeline delivery. In 2009, he was appointed corporate controller of OsAir when 2020 Train Avenue was sold. Richard M. Osborne, our former chief executive officer, is the president and chief executive officer of OsAir.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us to our former chairman and chief executive officer and our most highly compensated executive officers, referred to as our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		All Other Compensation	Total
Richard M. Osborne, Former Chairman and Chief Executive Officer(1)	2013 2012	$250,000 250,000	$	— —	$	— —	$81,798 53,008	$331,798 303,008
Kevin J. Degenstein, Former President and Chief Operating Officer(2)	2013 2012	229,621 207,950		21,000 51,225		— —	14,881 15,135	265,502 274,310
Gregory J. Osborne, President and Chief Executive Officer(3)	2013 2012	142,452 114,583		15,000 —		— —	67,974 53,332	225,426 167,915
Thomas J. Smith, Former Vice President and Chief Financial Officer(4)	2013 2012	145,500 198,263		20,100 48,900		— 46,856	65,058 66,808	230,658 360,827

(1)	Mr. Richard Osborne served as our chairman and chief executive officer through May 1, 2014. “All other compensation” includes (i) fees paid to Mr. Osborne for service as a director in the amount of $49,700 in 2013 and $38,500 in 2012 and (ii) the value of a Gas Natural provided automobile in the amount of $14,508 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use. “All other compensation” also includes the additional cost of $17,590 paid by Gas Natural in 2013 for a medical flight for Mr. Osborne while traveling for Gas Natural business.
(2)	Mr. Degenstein served as our president and chief operating officer through November 15, 2013. For more information, see “— Employment and Separation Agreements.” “All other compensation” includes (i) cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan and (ii) the value of a Gas Natural provided automobile in the amount of $4,185 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.
(3)	Mr. Gregory Osborne was appointed our president and chief operating officer on November 20, 2013 and subsequently appointed chief executive officer on May 14, 2014. “All other compensation” includes (i) fees paid to Mr. Osborne for service as a director in the amount of $49,700 in 2013 and $38,500 in 2012, (ii) cash profit sharing contributions and (iii) the payments made by Gas Natural for the use of an automobile in the amounts of $13,800 in 2013 and $12,610 in 2012.
(4)	Mr. Smith served as our vice president and chief financial officer through April 30, 2014. “Stock awards” amount represents shares of our common stock received by Mr. Smith for compensation. The amount reflects the value of the number of shares issued using the closing market price on the date of issuance. “All other compensation” includes (i) cash payments equal to the value of the shares of our common stock issued to Mr. Smith of $46,856 in 2012 as a component of his compensation package, (ii) fees paid to Mr. Smith for service as a director in the amount of $46,200 for 2013; (iii) cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan and (iv) the value of a Gas Natural provided automobile in the amount of $11,616 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.

Outstanding Equity Awards at December 31, 2013

There were no outstanding equity awards held by our most highly compensated executive officers as of the end of the past fiscal year.

Employment and Separation Agreements

Richard M. Osborne. Mr. Osborne served as the chairman of our board and our chief executive officer from 2005 and November 2007, respectively, until May 1, 2014. The compensation paid to Mr. Osborne was not pursuant to a written contract or plan.

James E. Sprague. In connection with Mr. Sprague’s employment as our vice president and chief financial officer beginning on May 1, 2013, we entered into an employment agreement with him on December 18, 2013. Mr. Sprague received a one-time signing bonus of $50,000 and an initial, annual base salary of $295,000, subject to upward adjustments as determined from time to time by the board of directors in its discretion. During the employment period, Mr. Sprague will be eligible to (i) receive, grants of stock options under the company’s plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to our employees or senior executive officers, (iii) receive fringe benefits in accordance with our policies and four weeks of paid vacation in each calendar year and (iv) reimbursement for business related expenses incurred by Mr. Sprague in the performance of his duties.

Mr. Sprague’s employment may be terminated at any time by the company, with or without cause (as defined in the employment agreement), and by Mr. Sprague at any time upon 60 days’ advance written notice to the company. The employment relationship will be automatically terminated in the case of Mr. Sprague’s death or disability.

Under the agreement, if the employment relationship is terminated by the company for cause or by Mr. Sprague for any reason, no severance compensation will be due to Mr. Sprague. If, however, the company terminates Mr. Sprague without cause, Mr. Sprague will be entitled to severance compensation in an amount equal to his annual base salary at the time of the termination payable in equal installments on our regular pay days during the one-year period following Mr. Sprague’s termination. Any severance payments are conditioned upon the execution by Mr. Sprague of a waiver and release in a form reasonable satisfactory to us.

Under the agreement, Mr. Sprague is also (i) prohibited from disclosing our confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with the company, and (iii) during the term of the agreement and for a period of two years following his termination of employment, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of the company.

Kevin J. Degenstein. On November 21, 2013, we entered into a severance agreement with Mr. Degenstein, our former president and chief operating officer, which sets forth his severance benefits. Mr. Degenstein’s employment agreement dated August 25, 2006 was terminated as of November 21, 2013. Pursuant to the severance agreement, Mr. Degenstein will receive a severance payment equal to Mr. Degenstein’s base salary in the amount of $228,000 to be paid in an initial installment of $114,000 on June 16, 2014 and the remaining payments to be paid in six equal monthly installments of $19,000 on the 16th day of July through December 2014. Mr. Degenstein will receive a lump sum payment of $18,740 for salary from November 15 through December 14, 2013. In addition, we have agreed to reimburse Mr. Degenstein on December 14, 2014 for his COBRA coverage during the prior twelve month period.

None of the other current executive officers in our summary compensation table have employment, termination or change in control agreements.

Long-Term Incentives

Long-term incentives are awarded in an effort to

•	keep our executive officers aligned with the long-term objectives of Gas Natural, and

•	attract and retain executive officers of outstanding ability.

We believe that long-term incentives should be awarded only with the achievement of specific goals and, accordingly, are used sparingly. We have adopted the 2012 incentive and equity award plan, which allows for the issuance of options, restricted stock, performance awards, other stock based awards and cash awards. The compensation committee, in consultation with executive management, is charged with designating those persons to whom awards are to be granted and determining the terms of the awards. We did not grant any awards in 2013. For additional information regarding our long-term incentive plans, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matter — Equity Compensation Plan Information” below.

Benefit Plans

401(k) Plan. We maintain a tax-qualified profit sharing plan under Section 401(k) of the tax code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. Profit sharing contributions are approved by our board of directors. The plan also provides a company matching contribution in the form of shares of our common stock equal to 10% of each employee’s elective deferrals in the plan. In 2013, we made total profit sharing contributions of $382,000 and contributed shares of our common stock valued at $60,000.

Employee Stock Ownership Plan. We maintain an employee stock ownership plan (ESOP) that covers substantially all of our employees. We may make contributions of Gas Natural common stock to the ESOP each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in 2013.

Retiree Health Plan. We sponsored a defined post-retirement health benefit plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of December 31, 2013, the value of the plan assets was $155,750. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.

Dividend Reinvestment Policy. We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.

Equity Compensation Plan Information

The Gas Natural Inc. 2002 stock option plan provided for the issuance of up to 300,000 shares of common stock to certain key employees. As of December 31, 2013, there were 5,000 options outstanding under the plan. The 2002 plan expired in 2012 and no further grants can be made under the plan.

At the 2012 annual meeting our shareholders approved the Gas Natural Inc. 2012 Incentive and Equity Award Plan to replace the expired 2002 plan. The 2012 incentive plan provides for the grant of options, restricted stock, performance award, other stock-based awards, and cash awards. Grants may be made to employees, non-employee directors, and consultants and independent contractors of Gas Natural. Except with respect to awards granted to non-employee directors, the plan is administered by the compensation committee of our board. The compensation committee is authorized to select persons to whom awards are granted and the terms of all awards under the plan. Up to 500,000 shares may be issued under the 2012 incentive plan. As of December 31, 2013, no grants were made under the 2012 incentive plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	5,000	$8.44	500,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,000	$8.44	500,000

SECURITY OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of June 2, 2014, information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director,

•	each named executive officer in our summary compensation table, with the exception of our former president, Kevin Degenstein,

•	all our current directors and officers as a group.

	Beneficial Ownership
Names and Address(1)	Common Stock	Percentage
Richard M. Osborne(2)	319,777	3.1%
Thomas J. Smith(3)	7,213	*
Michael T. Victor(4)	9,800	*
W.E. “Gene” Argo	5,275	*
Wade F. Brooksby	4,000	*
Richard K. Greaves	2,833	*
John R. “Jack” Male	4,000	*
Gregory J. Osborne	4,000	*
All directors and executive officers as a group (11 individuals)	374,553	3.6%

*	Less than 1%
(1)	The address of each of the beneficial owners identified is c/o Gas Natural Inc., 8500 Station Street, Suite 100, Mentor, Ohio 44060.
(2)	Includes 130,777 shares of common stock held by Alta Gas Services, LLC, of which Mr. Osborne is the managing member, and the Richard M. Osborne Trust is the majority owner. Also includes 185,000 shares of common stock owned by Richard M. Osborne, Trustee.
(3)	Includes 213 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(4)	Shares are held by Michael T. Victor Revocable Trust HDI U/A DTD 12/15/2000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2013, Thomas J. Smith, our chief financial officer, failed to timely file a Form 4 on two occasions reporting the monthly issuance of shares to him for compensatory purposes and an open market sale of shares, respectively. Kevin J. Degenstein, our former president and chief operating officer, failed to timely file a Form 4 reporting his exercise of options and subsequent sale of shares which he acquired pursuant to the company’s 2002 stock option plan. Also in 2013, Richard K. Greaves failed to timely file a Form 3 reporting his appointment as a member of the board of directors. All reports were subsequently filed. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Acquisition of the Ohio Utilities

On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our former chairman and chief executive officer, Richard M. Osborne. The acquisition was reviewed and discussed by a special committee of our board of directors and approved by our full board. Through the acquisition, we acquired Orwell Natural Gas Company (Orwell), Northeast Ohio Natural Gas Corp. (NEO) and Brainard Gas Corp. (Brainard). For additional details regarding the acquisition, see our report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.

Acquisition of John D. Marketing

We entered into a definitive purchase agreement to acquire substantially all of the assets of John D. Oil and Gas Marketing Company, LLC (John D. Marketing) on August 15, 2012, and completed the acquisition on June 1, 2013, after obtaining shareholder and the necessary regulatory and other approvals. John D. Marketing is an entity owned by the Richard M. Osborne Trust (Osborne Trust) and is engaged in the business of marketing natural gas.

As consideration for the purchase of the assets, we paid John D. Marketing the sum of $2,875,000 at closing, paid by the issuance of 256,926 shares of our common stock at a price of $11.19 per share. In addition, the purchase agreement provides for contingent “earn-out” payments for a period of five years after the closing of the transaction if the acquired business achieves an annual EBITDA target in the amount of $810,432, which is John D. Marketing’s EBITDA for the year-ended December 31, 2011. If actual EBITDA for a certain year is less than target EBITDA, then no earn-out payment will be payable for that particular earn-out period.

The John D. Marketing purchase agreement was reviewed and approved by a disinterested and independent special committee of our board of directors and the independent members of our board.

Real Estate Transactions and Leases with Companies Controlled by Richard Osborne

On March 5, 2013, we purchased the Matchworks Building in Mentor, Ohio from McKay Real Estate Corporation, Matchworks, LLC, and Nathan Properties, LLC, all of which are entities owned or controlled by Richard Osborne. Our Ohio headquarters are located in the Matchworks Building and we had the opportunity to purchase the building because it had fallen into receivership. The purchase price for the building was $1.5 million plus payment of real estate taxes and certain costs related to the transaction totaling approximately $400,000. The acquisition of the Matchworks Building was approved by the independent members of our board of directors.

On October 7, 2013, one of our subsidiaries, 8500 Station Street LLC (8500 Station Street), entered into a lease agreement with OsAir, Inc. (OsAir). OsAir is an entity owned by the Osborne Trust and Richard Osborne is president and chief executive officer of OsAir. Pursuant to the lease agreement, 8500 Station Street leases to OsAir approximately 6,472 square feet of office space located at 8500 Station Street, Mentor, Ohio 44060, for a time period of three years starting from March 1, 2013. The lease agreement is not subject to renewal following the end of the term. This agreement was approved by the independent members of our board of directors. Net rent paid to us under this agreement totaled $39,000 during 2013.

On September 1, 2011, Energy West, Incorporated (Energy West), Orwell and NEO as tenants, and OsAir as landlord, entered into two separate lease agreements, pursuant to which Energy West, Orwell and NEO lease two different suites used for office space in the Matchworks Building. Both leases had a three-year term. In connection with our purchase of the Matchworks Building, OsAir assigned these leases to us.

Pursuant to triple net lease agreements effective as of July 1, 2008, Orwell leases space from (1) the Osborne Trust on the property located at 9500 East Main Street, Orwell, Ohio (office space), and (2) Station Street Partners, LLC, another entity owned by the Osborne Trust, on the property located at 8470 Station Street, Mentor, Ohio (garage facilities and retail space). Each of these agreements has a term of 15 years.

On December 18, 2013, Orwell entered into a lease agreement with Cobra Pipeline Co., Ltd. (Cobra), an entity owned and controlled by the Osborne Trust, pursuant to which Cobra leases to Orwell approximately 2,400 square feet of warehouse space located at 2412 Newton Falls Road, Newton Falls, Ohio. The term of the lease started on December 18, 2013 and will end on February 29, 2016. Following the end of the initial term, the lease agreement will continue on a month-to-month basis until either party decides to terminate it upon 30 days’ advance written notice to the other party.

Net rent paid by us for all leased properties totaled $67,900 during 2013. All lease arrangements described above were reviewed and discussed by disinterested members of our board of directors and approved by our board of directors.

Gas Sale and Other Agreements with Companies Controlled by Richard Osborne

Gas Sales Agreements. In July 2008, NEO, Orwell and Brainard each entered fifteen-year agreements with John D. Marketing, for the exclusive supply and delivery of locally-produced natural gas. These agreements were replaced in February 2011 by new agreements for gas purchases by our Ohio utilities through our subsidiary Gas Natural Services Company, LLC (GNSC). The February 2011 agreements were terminated in December 2011 and, following a competitive bid process, were subsequently replaced by a new gas sales agreement between John D. Marketing and GNSC, entered into on November 28, 2012, that establishes new price terms for the intrastate purchase of natural gas. The 2012 agreement may be terminated by either party with 30 days written notice. John D. Marketing assigned this agreement to Gas Natural Resources LLC (Gas Natural Resources) when we purchased John D. Marketing’s assets on June 1, 2013. Gas Natural Resources is the subsidiary we created to acquire the John D. Marketing assets. Gas purchases for the Ohio utilities from John D. Marketing from January 1 through June 1 of 2013 totaled approximately $0.8 million.

NEO, Orwell and Brainard had entered into contracts for the sale and purchase of natural gas with Great Plains Exploration, Ltd. (Great Plains Exploration), a company owned by the Osborne Trust, in 2011. These agreements were replaced by a new contract with GNSC effective April 1, 2011. The 2011 contract was subsequently replaced by a new agreement between GNSC and Great Plains Exploration, effective November 28, 2012, that establishes new price terms for the intrastate purchase of natural gas. GNSC and our Ohio utilities paid approximately $529,900 for natural gas purchased from Great Plains Exploration during 2013. GNSC also entered into new contracts for the intrastate sale and purchase of natural gas with John D. Oil and Gas Company (JDOG), a publicly-held oil and gas exploration company of which Mr. Osborne is chairman and CEO and a significant shareholder (effective November 25, 2011), OsAir (effective November 28, 2012), John D. Resources, LLC, a company owned by Richard Osborne (effective November 28, 2012), and Mentor Energy and Resources Company, a company owned by Mr. Osborne (effective November 28, 2012). The agreements effective November 2012 supersede contracts entered in 2011 between the same parties and reflect new price terms. GNSC and our Ohio utilities paid approximately $684,500 in the aggregate for natural gas purchased from these companies during 2013. Each of the gas sale and purchase agreements may be terminated by either party with 30 days written notice.

John D. Marketing was a party to various gas purchase agreements with entities owned or controlled by Mr. Osborne when we acquired its assets on June 1, 2013. Upon the closing of our acquisition of the assets of John D. Marketing, these agreements were assigned to Gas Natural Resources. These affiliate gas purchase agreements were reviewed and approved by the independent members of our board of directors and are as follows:

•	Five base contracts for the sale and purchase of natural gas, each dated April 1, 2011, between John D. Marketing and each of OsAir, John D. Resources, LLC, Mentor Energy and Resources Company, JDOG, and Great Plains Exploration, which are companies owned or controlled by Mr. Osborne. Gas Natural Resources purchases gas supplies from each of these entities pursuant to the agreements above. These agreements will last indefinitely until terminated by either party upon 30 days’ written notice. Payments made by Gas Natural Resources under these agreements totaled $602,600 from June 1, 2013 until the end of 2013.

•	A base contract for the sale and purchase of natural gas between Gas Natural Resources and Cobra, dated April 1, 2010, pursuant to which John D. Marketing sells gas supplies to Cobra. This agreement will last indefinitely until terminated by either party upon 30 days’ written notice. Payments made by Cobra to Gas Natural Resources under this agreement totaled $47,900 from June 1, 2013 until the end of 2013.

On August 6, 2013, Gas Natural Resources entered into a base contract for the sale and purchase of natural gas with Cobra. Pursuant to the gas agreement, Cobra will sell gas supplies to Gas Natural Resources at the market price per unit at the time the sale of gas occurs, as determined based on the trading price of natural gas at the New York Mercantile Exchange. The gas purchase agreement will remain in effect until terminated by either party upon 30 days’ written notice. Gas Natural Resources paid approximately $64,700 for gas purchases made under this agreement during 2013. The agreement was approved by the independent members of our board of directors.

On December 1, 2013, Orwell entered into a gas purchase agreement with Lake Shore Gas Storage, Inc. (Lake Shore Gas), which is an entity owned or controlled by Richard Osborne. Orwell agreed to purchase gas supplies from Lake Shore Gas. No payments were made under the agreement in 2013. The gas purchase agreement was not approved in advance by the independent members of our board of directors and has been terminated.

Brokerage Agreements for Procurement of Natural Gas. In addition to the contracts for the purchase of intrastate natural gas supplies described above, on November 28, 2012, GNSC entered into brokerage contracts with John D. Marketing to secure gas in intrastate and interstate commerce. The brokerage contracts required GNSC to pay a brokerage fee of $0.06 per dekatherm to John D. Marketing for procuring gas supplies that were purchased by GNSC. Under these contracts, John D. Marketing does not take title to the gas, which is purchased by GNSC. Each of these agreements may be terminated by either party with 30 days written notice. John D. Marketing assigned these agreements to Gas Natural Resources when we purchased John D. Marketing’s assets on June 1, 2013. There were no fees payable under these agreements in 2013.

Appointment of Natural Gas and Propane Agent. In January 2010, NEO, Orwell and Brainard each appointed John D. Marketing as its agent for procuring supplies of natural gas in the interstate market at a fee of $0.15 per dekatherm. This agreement was replaced in February 2011 by an agreement for agency services by John D. Marketing to GNSC for these utilities. The February 2011 agreement was terminated in December 2011 and, following a competitive bid process, was subsequently replaced by an agency agreement between John D. Marketing and GNSC effective as of November 28, 2012. From December 2011 until November 2012, the Ohio utilities continued to purchase local gas supplies through GNSC from John D. Marketing. The fee was reduced to $0.06 per dekatherm in December 2012. The November 2012 agency contract permitted John D. Marketing to act as GNSC’s agent, in order to manage interstate pipeline transportation for gas sold by GNSC to affiliated local distribution companies. This contract may be terminated at any time by the mutual written agreement of the parties. John D. Marketing assigned this agreement to Gas Natural Resources when we purchased John D. Marketing’s assets on June 1, 2013. GNSC paid approximately $130,000 for services performed by John D. Marketing under these agreements for the time period commencing on January 1, 2013 and ending on June 1, 2013.

On December 8, 2011, Independence Oil & LP Gas, Inc., one of our subsidiaries at the time, entered into an agreement with John D. Marketing appointing John D. as its agent for procuring liquefied propane from wholesale suppliers. On November 6, 2013, we sold Independence to an unrelated third party, Blue Ridge Energies, LLC. Pursuant to the agreement, John D. Marketing was Independence’s exclusive agent for the purpose of obtaining propane from wholesale suppliers and was responsible for monitoring the inventory levels in Independence’s propane storage tank facilities. Independence paid John D. Marketing an agency fee of $0.02 per gallon of propane purchased. The agreement became effective on December 1, 2011 and its initial term expired on September 30, 2012. The agreement automatically renewed on a month-to-month basis unless terminated by either party with 30 days written notice. John D. Marketing assigned this agreement to Gas Natural Resources when we purchased John D. Marketing’s assets on June 1, 2013. Fees paid to John D. Marketing by Independence totaled approximately $16,600 from January through June of 2013.

The agreements with John D. Marketing described above were reviewed and discussed by the independent members of our board of directors.

Agreements with Gas Pipeline Companies Controlled by Richard Osborne

Natural Gas Transportation Agreements. Orwell and Brainard have an agreement with Orwell-Trumbull Pipeline Co., LLC (Orwell-Trumbull), which is an entity owned by the Osborne Trust, for transportation service on its intrastate pipeline in Northeastern Ohio. The charge on the Orwell-Trumbull pipeline is a volumetric rate of $0.95 per thousand cubic feet (Mcf) plus shrinkage. Payments made for transportation services under this agreement totaled approximately $453,500 for 2013. This agreement has a current term of 15 years that began on July 1, 2008.

Additionally, NEO, Orwell and Brainard have transportation agreements with Cobra, for transportation on its intrastate pipeline in Northeastern Ohio. The price on the Cobra pipeline is a commodity rate of $0.50 per Mcf plus shrinkage. Additional treating fees may be applied at $0.25 per Mcf. The agreements have fifteen-year terms that began July 1, 2008. On April 1, 2013, NEO entered into agreements with Cobra modifying the transportation agreements. Pursuant to these modifications, Cobra agreed to transport a specified minimum number of dekatherms of natural gas per day for NEO’s use. NEO pays to Cobra a fee of $0.50 per dekatherm per day for this guaranty of pipeline capacity, whether or not it is utilized. These firm commitment agreements have a term of one year and renew annually unless terminated by either party by advance notice. The modifications to the transportation agreements were not approved in advance by our board of directors, but were reviewed, discussed and ratified by disinterested and independent directors at the April 2013 meeting of our board. Payments made for transportation services under these agreements were approximately $700,000 for 2013.

John D. Marketing was a party to various transportation service agreements with entities owned or controlled by Mr. Osborne when we acquired its assets on June 1, 2013. Upon the closing of our acquisition of the assets of John D. Marketing, these agreements were assigned to Gas Natural Resources. These affiliate transportation agreements were reviewed and approved by the independent members of our board of directors and are as follows:

•	Three transportation service agreements between John D. Marketing and Cobra, an entity owned by the Osborne Trust, each dated January 30, 2008, for the transportation and re-delivery of natural gas in the Churchtown, Holmesville and North Trumbull areas. These agreements became effective on February 6, 2008, and automatically renew on a year-to-year basis unless terminated by either party with a written notice received before January 2 of the preceding year. Cobra charges tariff rates for its services under these agreements. Payments made by Gas Natural Resources under these agreements totaled $74,200 from June 1, 2013 until the end of 2013.

•

A transportation service agreement between John D. Marketing and Orwell-Trumbull dated January 15, 2009 for the transportation and re-delivery of natural gas. This agreement became effective on February 6, 2009, and has a six year initial term with the possibility for year-to-year automatic renewals thereafter. The agreement may be terminated by either party with a written notice received before January 2 of the preceding year. Payments made by Gas Natural Resources under this agreement totaled $64,900 from June 1, 2013 until the end of 2013.

Pipeline Lease Agreement and Related Note Receivable. Orwell entered a lease agreement with ONG Marketing, Inc. for utilization of pipelines in Trumbull, Geauga and Ashtabula counties in Ohio for the transportation of natural gas. Lease payments are $1,100 per month for 15 years beginning January 1, 2001. Orwell holds a corresponding note issued by ONG Marketing with a maturity date of December 31, 2016 and an annual interest rate of 7.0% evidencing $121,000 loaned to ONG Marketing to finance the acquisition of the pipelines. At the time the lease and the note were entered, ONG Marketing was owned by the Osborne Trust. In July 2009, ONG Marketing transferred all of its rights and duties under the lease and the note to John D. Marketing and, subsequently, these rights and duties were transferred to Gas Natural Resources when we purchased the assets of John D. Marketing. As a consequence, we assumed the corresponding liability of this note, effectively settling the note at the close of the acquisition. The pipeline and corresponding lease were also acquired by us in the acquisition of John D. Marketing’s assets.

Electronic Metering Service and Operation Agreements. Orwell, NEO and Brainard each have agreements dated April 15, 2009 with Cobra for the maintenance and operation of electronic metering points for the transportation of natural gas. Orwell also has an agreement dated April 15, 2009 with Orwell-Trumbull for the same purpose. Each of the four agreements has a term of three years from the date of the installation of the electronic metering equipment and thereafter for successive one year terms until terminated. Each agreement provides for the payment of $125 per location per month as a fee for the operating and general maintenance of the gas metering and communication equipment. Payments made for services provided under these agreements totaled approximately $43,500 in 2013.

Unless otherwise indicated, all agreements described above were reviewed and discussed by a disinterested and independent special committee of our board of directors and approved by our board of directors.

Other Related Party Transactions

Kykuit Resources. Through our subsidiaries Energy West Resources, Inc. and Energy West, Incorporated, we own a 24.5% interest in Kykuit Resources, LLC, a developer of oil, gas and mineral leases in which it holds ownership interests. Certain related persons also have interests in Kykuit.

•	Richard Osborne owns a 26.4% membership interest in Kykuit.

•	JDOG is the managing member of Kykuit and owns 23.2% of the membership interests. Richard Osborne is the chairman of the board and chief executive officer of JDOG. Our director, president and chief executive officer, Gregory Osborne, was president, chief operating officer and a director of JDOG until January 2012. Our director and former chief financial officer and vice president, Thomas J. Smith, is a director of JDOG.

At December 31, 2013, our total investment in Kykuit was approximately $2,200,000, with a net investment of $352,000 after deducting undistributed losses of approximately $1,800,000. Our investment in Kykuit was ratified by two disinterested and independent directors as well as all other members of our board of directors.

Parts and Equipment Supply Transactions. NEO, Orwell, Bangor Gas Company, LLC and Spelman Pipeline Holdings, LLC purchase parts and equipment for construction and maintenance of their distribution facilities from Big Oat’s Oil Field Supply Company, LLC, a company owned by the Osborne Trust. Purchases from this supply company totaled approximately $3,400,000 in 2013. These transactions are not approved in advance by our board of directors, but are reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.

Construction and Other Support Services. We provide construction and maintenance support to several companies owned and controlled by Richard Osborne. Employees of Energy West Resources rendered services to various companies owned or controlled by Richard Osborne for the construction or maintenance of gas gathering systems, right of way services and other gas-related facilities. Payments made by companies affiliated with Richard Osborne totaled approximately $232,400 for the services of these employees during 2013. Orwell sold materials to various Osborne companies during 2013 for approximately $14,300. In 2010, NEO entered into an agreement with Great Plains Exploration to manage the required Ohio Department of Transportation drug and alcohol testing program for Great Plain’s employees. The agreement is for a five-year term. Great Plains Exploration paid NEO $7,500 for managing the compliance program in 2013.

These transactions are not approved in advance by our board of directors, but are reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.

Employment of Richard Osborne’s Sons. Gregory Osborne is the son of Richard Osborne, our former chairman of the board and chief executive officer. Gregory Osborne joined our board in 2009, was appointed president and chief operating officer of Energy West Resources, Inc., our Montana and Wyoming marketing and production subsidiary, in February 2012, was appointed president and chief operating officer of Gas Natural in November 2013, and subsequently appointed chief executive officer in May 2014. We paid Gregory Osborne $142,452 for his services as an officer and director in 2013. We also paid $13,800 for an automobile for Gregory Osborne in 2013. Richard Osborne Jr. is also the son of Mr. Osborne. In 2010, we hired Richard Osborne Jr. as a part-time employee providing real estate management services. Richard Osborne Jr. received an annual salary of $80,000 and a car allowance of $6,000 in 2013.

Employment of Certain Gas Natural Officers with Companies Owned or Controlled by Richard Osborne. Certain of our officers or directors are also former officers or directors of companies that we do business with and that are owned or controlled by Mr. Osborne. Donald R. Whiteman, our corporate controller, previously served as the secretary and treasurer of OsAir until April 2014, and as an accountant for John D. Resources, LLC and Great Plains Exploration until April 2014. Thomas J. Smith, a director and our former chief financial officer and vice president, was also a director of OsAir and JDOG until April 2014, a co-managing member, president and chief operating officer of Orwell-Trumbull and Cobra until April 2014, a former co-managing member, president and chief operating officer of John D. Marketing, and the treasurer and a director of Lake Shore Gas. Gregory Osborne, our president and chief executive officer, was also the president of Great Plains Exploration (which is the manager of John D. Resources, LLC) until April 2014, the vice-president and the assistant secretary of Orwell-Trumbull and Cobra until April 2014,, the president of Chowder Gas Storage, LLC (which is the sole shareholder of Lake Shore Gas) until April 2014, previously served as president, chief operating officer and a director of JDOG until January 2012, and is the former vice president and assistant secretary of John D. Marketing. Rebecca Howell, our corporate secretary and former controller of Gas Natural, previously held the same titles at John D. Marketing (until October 2012), and Cobra and Orwell-Trumbull (until November 2013), and was the secretary of Lake Shore Gas Storage until November 2013.

Related Person Transaction Policy

In accordance with our written policy adopted by the board of directors, on-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent directors in accordance with applicable law after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the acquisition.

SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal for inclusion in our proxy statement for our 2015 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our code of regulations and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 31, 2014. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the number of shares of our common stock that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in the business.

In order for a shareholder to present a proposal at our 2015 annual meeting of shareholders outside of a Rule 14a-8 proposal, a shareholder must deliver a proposal in accordance with the requirements of our code of regulations to our secretary at our principal executive office no earlier than April 1, 2015, and no later than May 31, 2015. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposed to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the number of shares of our common stock that are beneficially owned by the shareholder,

•	any material interest of the shareholder in the business, and

•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

REBECCA HOWELL

Corporate Secretary

IMPORTANT ANNUAL MEETING INFORMATION 01 - W.E. “Gene” Argo 02 - Wade F. Brooksby 03 - Richard K. Greaves 04 - John R. “Jack” Male 05 - Gregory J. Osborne 06 - Thomas J. Smith 07 - James E. Sprague 08 - Michael T. Victor 08 4. To approve amendment to articles of incorporation to increase number of authorized common shares from 15,000,000 to 30,000,000. A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 9 8 3 6 0 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK Using a pen, mark your votes with an as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1. Election of Directors: 01 - W.E. “Gene” Argo 02 - Wade F. Brooksby 03 - Richard K. Greaves 04 - John R. “Jack” Male 05 - Gregory J. Osborne 06 - Thomas J. Smith 07 - James E. Sprague 08 - Michael T. Victor Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 For Against Abstain 2. To ratify the appointment of Malone Bailey, LLP as our independent auditor for the year ending December 31, 2014. 3. To approve the advisory vote on executive compensation. For Against Abstain 4. To approve amendment to articles of incorporation to increase number of authorized common shares from 15,000,000 to 30,000,000. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below (Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. MR A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 U P X

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . ANNUAL MEETING OF SHAREHOLDERS July 30, 2014 Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077 10:00 a.m. Eastern Standard Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gregory J. Osborne and James E. Sprague, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Gas Natural Inc., to be held on July 30, 2014, at Lake Erie College located in the Garfield Building, 391 West Washington Street, Painesville, Ohio 44077, beginning at 10:00 a.m. Eastern Standard Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the [Date] Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report, including the Form 10-K for the year ended December 31, 2013, of Gas Natural Inc. This proxy will be voted FOR all nominees and FOR approval of all of the other proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting. Proxy — GAS NATURAL INC. C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.